Exhibit 99.1

Diebold Contacts
Media Relations	Investor Relations
Mike Jacobsen, APR	Steve Virostek
+1 330 490-3796	+1 330 490-6319
michael.jacobsen@diebold.com	stephen.virostek@diebold.com

FOR IMMEDIATE RELEASE:

Aug. 15, 2016

DIEBOLD COMPLETES WINCOR NIXDORF ACQUISITION

NORTH CANTON, Ohio, USA – Diebold, Incorporated (NYSE: DBD) today announced that it has successfully completed the acquisition of Wincor Nixdorf AG through its voluntary takeover offer for all the company’s ordinary shares. The combined organization will begin operating as Diebold Nixdorf on Tuesday, Aug. 16.

Offer consideration and other transaction details

Under the terms of the takeover offer, Wincor Nixdorf shareholders received €38.98 in cash plus 0.434 Diebold common shares in exchange for each Wincor Nixdorf share. The total offer consideration consists of approximately €891.7 million in cash and 9,928,514 newly issued Diebold common shares. To the extent that Wincor Nixdorf shareholders are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the proceeds of such sale distributed pro rata no later than Aug. 29, 2016.

The Diebold common shares issued to Wincor Nixdorf shareholders commenced trading on the NYSE under the symbol DBD, and all Diebold common shares commenced trading on the Frankfurt Stock Exchange under ISIN US2536511031 (symbol DBD).

In the United Kingdom, the Diebold and Wincor Nixdorf brands and operations will remain distinct pending completion of the Competition and Markets Authority’s review of the transaction.

Financing, synergy targets and capital allocation plans

The cash portion of the offer consideration is being financed with funds available under Diebold, Incorporated’s existing credit agreement and net proceeds from the issuance and sale of its senior notes due 2024. Diebold Nixdorf expects to report pro forma net debt/EBITDAi of less than 4x as of September 30, 2016. The combined organization plans to deliver approximately $160 million of annual cost synergies and is targeting a non-GAAP operating margin in excess of 9 percent by the end of the third full year following the closing of the takeover offer. The realization of these synergies and Diebold Nixdorf’s focus on deleveraging its balance sheet is expected to result in net debt/EBITDA below 3x by the end of the third full year. The combined company currently intends to pay a dividend per share at a rate of approximately one-third of Diebold’s current annual cash dividend per share, subject to market and other conditions, expected to be paid on a quarterly basis. Paying regular dividends remains a part of Diebold Nixdorf’s philosophy of returning value to shareholders.

About Diebold

Diebold, Incorporated (NYSE: DBD) provides the technology, software and services that connect people around the world with their money—bridging the physical and digital worlds of cash conveniently, securely and efficiently. Since its founding in 1859, Diebold has evolved to become a leading provider of exceptional self-service innovation, security and services to financial, commercial, retail and other markets.

Diebold has approximately 15,000 employees worldwide and is headquartered near Canton, Ohio, USA. Visit Diebold at www.diebold.com or on Twitter: http://twitter.com/DieboldInc.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, the business combination with Wincor Nixdorf. Such forward-looking statements are based on the current expectations of Diebold and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such forward-looking statements may include statements about the acquisition of Wincor Nixdorf, the effects of the acquisition on the businesses and financial conditions of Diebold or Wincor Nixdorf, including synergies, pro forma revenue, targeted operating margin, net debt to EBITDA ratios, accretion to earnings and other financial or operating measures. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which the combined company operates may differ materially from those made in or suggested by the forward-looking statements contained in this document. In addition, risks and uncertainties related to the acquisition include, but are not limited to, the ability to successfully integrate the businesses of Diebold and Wincor Nixdorf, the timing, receipt and terms and conditions of any governmental and regulatory approvals that could reduce anticipated benefits or cause the parties to abandon the business combination, risks associated with the impact of the business combination agreement, the contemplated domination and profit and loss transfer agreement and any related litigation may have on the business and operations of the combined company, risks related to disruption of management time from ongoing business operations due to the acquisition, and the risk that the acquisition could have an adverse effect on the ability of the combined company to retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally. These risks, as well as other risks are more fully discussed in Diebold’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, neither Diebold nor Wincor Nixdorf undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

[i]	Expected pro forma net debt/EBITDA includes contributions from both Diebold, Incorporated and Wincor Nixdorf as if both companies were operating as a single entity for the 12 months ending September 30, 2016. Net debt is defined as long-term debt plus short-term debt minus cash and cash equivalents. Diebold’s management believes that given the significant cash, cash equivalents and other investments on its balance sheet that net cash against outstanding debt is a meaningful net debt calculation. Diebold defines EBITDA as net (loss) income excluding income tax (benefit) expense, net interest, and depreciation and amortization expense. Diebold defines Adjusted EBITDA as EBITDA before the effect of the following items: income from discontinued operations, net of tax, share-based compensation, foreign exchange loss, net, other (expense) income miscellaneous, net, restructuring expense, and non-routine expenses, net. These are non-GAAP financial measurements used by management to enhance the understanding of our operating results. EBITDA and Adjusted EBITDA are key measures Diebold uses to evaluate our operational performance. Diebold provides EBITDA and Adjusted EBITDA because it believes that investors and securities analysts will find EBITDA and Adjusted EBITDA to be useful measures for evaluating Diebold’s operating performance and comparing its operating performance with that of similar companies that have different capital structures and for evaluating Diebold’s ability to meet its future debt service, capital expenditures, and working capital requirements. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with GAAP.

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PR/16-3783